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                                   EXHIBIT 5.1

                  [LETTERHEAD OF BLANK ROME COMISKY & McCAULEY]

April 10, 1997


RomTech, Inc.
2000 Cabot Boulevard
Suite 110
Langhorne, PA 19047

Gentlemen:

We have acted as counsel to RomTech, Inc. ("Company"), in connection with the Registration Statement on Form S-3 (Registration No. 333-23709) ("Registration Statement") filed by the Company pursuant to the Securities Act of 1933, as amended, relating to the registration of 789,667 shares of common stock, no par value ("Common Stock"), which have been included in the Registration Statement for the respective accounts of the persons identified in the Registration Statement as Selling Stockholders. This opinion is furnished pursuant to the requirement of item 601(b)(5) of Regulation S-B.

In rendering this opinion, we have examined the following documents: (i) the Company's Articles of Incorporation and By-laws, as amended and restated since the inception of the Company, (ii) resolutions adopted by the Board of Directors on April 28, 1995, May 17, 1995, June 30, 1995, July 26, 1995, October 16, 1995,
February 16, 1996, May 24, 1996, March 10, 1997 and April 7, 1997, (iii) the
Registration Statement, and (iv) that certain Warrant Agreement dated as of October 18, 1995 issued to Strausbourger Pearson Tulcin Wolff Incorporated. We have assumed and relied, as to questions of fact and mixed questions of law and fact, on the truth, completeness, authenticity and due authorization of all documents and records examined and the genuineness of all signatures. This opinion is limited to the laws of the Commonwealth of Pennsylvania.

Based upon and subject to the foregoing, we are of the opinion that (i) the shares of Common Stock which are being offered and sold by the Selling Shareholders (other than Messrs. Levine and Schumacher) pursuant to the Registration Agreement are legally issued, fully paid and non-assessable and
(ii) the 155,000 shares of Common Stock which are being offered and sold by Messrs. Levine and Schumacher pursuant to the Registration Statement when exercised, and paid for and issued as provided in the Warrant Agreement, will be legally issued, fully paid and non-assessable.

We hereby consent to the filing of this opinion as an Exhibit to the Registration Statement and to the reference to our firm under the caption "Legal Matters" in the Prospectus, which is a part of the Registration Statement.

Sincerely,

/s/ Blank Rome Comisky & McCauley

BLANK ROME COMISKY & McCAULEY